Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Parker-Hannifin Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1 Debt	2.900% Senior Notes due 2030	457(r)	$725,200,000	99.916%	$ 724,590,832	0.0001531	$110,934.86

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$ 724,590,832		$110,934.86

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$110,934.86
Offering Note

1	Amounts are calculated based upon a Euro-to-U.S. dollar exchange rate of EUR1 to $1.036 as of February 6, 2025, as reported by the European Central Bank.
Narrative Disclosure
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of those offerings is $
724,590,832
.